Exhibit 21.1

Jefferies Credit Partners BDC Inc.

Subsidiaries as of December 31, 2024

Name	State of Formation
JCP BDC SPV I LLC	Delaware
JCP BDC SPV II LLC	Delaware
JCP BDC Blocker LLC	Delaware